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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1998 Stock Option Plan of Redding Bancorp of our report dated January 12, 1998, except as to Note 12, which is as of June 16, 1998, with respect to the consolidated balance sheets of Redding Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in Form 10, (File No. 0-25135) of Redding Bancorp.






Sacramento, California
January 28, 1999


                                                         /s/ KPMG LLP